Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron Rents, Inc.
Reports First Quarter Results;
 Revenues Up 13%;
Earnings Exceed Estimates

ATLANTA, April 22, 2008 - Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months ended March 31, 2008.

For the first quarter of 2008, revenues increased 13% to $437.3 million compared to $387.9 million for the same quarter a year ago. Net earnings were $24.8 million versus $29.2 million last year. Diluted earnings per share were $.46 compared to $.53 per diluted share in the first quarter of 2007.

Included in the Company’s other revenues in the first quarter of 2007 was a $4.9 million gain from the sale of a parking deck at the Company’s corporate headquarters. Excluding this gain, net earnings on a non-GAAP basis for the first quarter of 2007 would have been $26.2 million or $.48 per diluted share.

“We are pleased that the first quarter exceeded our earnings expectations,” said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. “As previously announced we have slowed down our new store expansion plan in 2008 to concentrate on achieving better execution and improving overall profitability, and we believe the earnings results are evidence that we have started to see some positive results from this plan. Earnings in the quarter were negatively affected by start-up costs of approximately $.09 per diluted share associated with the rapid expansion of our store base throughout 2007.”

“Our franchised stores once again outperformed Company-operated stores in same store revenue growth and collection efforts, however, we are pleased that we are making progress with our Company store level execution,” Mr. Loudermilk added. “Net write-offs in the quarter at the Company-operated stores were lower as a percentage of revenue compared to the several previous quarters.”

For the first quarter, the Aaron’s Sales & Lease Ownership division increased its revenues 16% to $406.3 million compared to $351.2 million for the first quarter last year. Same store rental revenues (rental revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 2.6% during the first quarter of 2008 compared to the first quarter of 2007.

Consolidated rentals and fees increased 12% and franchise royalties and fees increased 11% during the first quarter of 2008 compared to the same period in 2007. Non-retail sales, which are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 22% for the quarter compared to the first quarter of last year. The increases in the Company’s franchise revenues and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $167.4 million during the first quarter of 2008, a 13% increase over the 2007 quarter. Same store revenues for franchised stores were up 13% for the first quarter compared to the same quarter last year. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

During the first quarter the Aaron’s Sales & Lease Ownership division opened 14 new Company-operated stores, eight new franchised stores, two Company-operated RIMCO stores and two franchised RIMCO stores. The division also closed 20 Company-operated and three franchised stores during the quarter, merging their operations with other stores. In addition, the Company acquired 13 franchised stores and sold 11 Company-operated stores to franchisees. Also, during the quarter two new corporate furnishings stores were opened and two stores were closed.

The Company recorded a $2.3 million gain in the first quarter of 2008 relating to the sales of the Company-operated stores to franchisees. Included in operating expenses was $1.6 million for future lease obligations and other expenses related to the store closings.

Area development agreements were awarded during the quarter to open 50 additional franchised stores. At the end of March there were 300 franchised stores awarded that are expected to open over the next several years.

At March 31, 2008 the Aaron’s Sales & Lease Ownership division had 983 Company-operated stores, 483 franchised stores, 29 Company-operated RIMCO stores and six franchised RIMCO stores. The Company also had 62 corporate furnishings stores.

The Company generated over $30 million of cash flow from operations during the first quarter and bought 387,545 shares of its Common Stock. There are currently 3,920,413 shares remaining under the Company’s Board repurchase authorization.

“Our plans to open less than 75 new Company-operated and between 70 and 90 new franchised stores during 2008 are unchanged. Overall store count increased only slightly during the first quarter primarily due to closing and merging some stores not meeting our profit goals, and we will continue to do additional mergers and realignments throughout the year as deemed appropriate to improve profitability,” Mr. Loudermilk continued. “Our guidance for the second quarter of 2008 is to expect revenues in excess of $405 million and diluted earnings per share in the range of $.34 to $.39. For the entire 2008 year expectations remain to achieve Company revenues of approximately $1.7 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.40 to $1.55.”

Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, April 23, 2008, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,565 Company- operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in five states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Revenues:
Rentals and Fees	$319,838	$285,797
Retail Sales	17,149	15,626
Non-Retail Sales	85,417	70,253
Franchise Royalties and Fees	11,039	9,914
Other	3,888	6,344
Total	437,331	387,934

Costs and Expenses:
Retail Cost of Sales	11,022	10,307
Non-Retail Cost of Sales	77,896	64,130
Operating Expenses	192,002	161,677
Depreciation of Rental Merchandise	113,597	103,051
Interest	2,435	1,889
Total	396,952	341,054

Earnings Before Taxes	40,379	46,880

Income Taxes	15,626	17,673

Net Earnings	$24,753	$29,207

Earnings Per Share	$.46	$.54

Earnings Per Share Assuming Dilution	$.46	$.53

Weighted Average Shares Outstanding	53,492	54,161

Weighted Average Shares Outstanding Assuming Dilution	54,156	54,992

Selected Balance Sheet Data
(In Thousands)

	(Unaudited)
	March 31,	December 31,
	2008	2007
Cash	$7,092	$5,249
Accounts Receivable	53,189	52,025
Rental Merchandise, Net	657,274	623,452
Property, Plant and Equipment, Net	246,690	247,038
Other Assets, Net	186,757	185,412
Total Assets	1,151,002	1,113,176

Bank Debt	80,000	82,884
Senior Notes	80,000	80,000
Total Liabilities	459,845	439,796
Shareholders’ Equity	$691,157	$673,380

Reconciliation of Revenues and Earnings
Excluding Asset Sale of Parking Deck
(In thousands)
	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Total Revenues	$437,331	$387,934
Less Revenues from Asset Sale	-	4,878
Revenues Excluding Asset Sale	437,331	383,056

Net Earnings	24,753	29,207
Less Gain from Asset Sale	-	3,034
Net Earnings Excluding Gain From Asset Sale	$24,753	$26,173